North America Structured Investments

J.P.Morgan

# 5yr EFA/SX5E Uncapped Accelerated Barrier Note

The following is a summary of the terms offered by the preliminary pricing supplement highlighted below.

## Summary of Terms

| | |
|---|---|
| **Issuer:** | JPMorgan Chase Financial Company LLC. |
| **Guarantor:** | JPMorgan Chase & Co. |
| **Minimum Denomination:** | $1,000 |
| **Indices:** | iShares MSCI EAFE ETF (Bloomberg ticker: EFA) & Euro Stoxx 50 Index (Bloomberg ticker: SX5E) |
| **Upside Leverage Factor:** | At least 2.45* |
| **Contingent Buffer Amount:** | 50.00% |
| **Index Return:** | (Final Value – Initial Value) / Initial Value |
| **Initial Value:** | With respect to each Index, the closing level on the Pricing Date |
| **Final Value:** | With respect to each Index, the closing level on the Observation Date |
| **Pricing Date:** | May 28, 2019 |
| **Observation Date:** | May 28, 2024 |
| **Maturity Date:** | May 31, 2024 |
| **CUSIP:** | 48132CFX6 |
| **Preliminary Term Sheet:** | http://sp.jpmorgan.com/document/cusip/48132CFX6/doctype/Product_Termsheet/document.pdf |

For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

## Payment at Maturity

If the Final Value of each Index is greater than or equal to its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)

If the Final Value of either Index is less than its Initial Value but the Final Value of each Index is greater than or equal to its Initial Value or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of the notes at maturity.

If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

- The final Upside Leverage Factor will be in the Pricing Supplement and will not be less than 2.45.

** The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Returns on the Notes at Maturity**



100%
50%
0%
-50%
-100%
-60%
-40%
-20%
0%
20%
40%
60%

| Hypothetical Lesser Performing Index Return | Hypothetical Note Return | Hypothetical Payment at Maturity |
|---|---|---|
| 100.00% | 245.00% | $3,450.00 |
| 40.00% | 98.00% | $1,980.00 |
| 30.00% | 73.50% | $1,735.00 |
| 20.00% | 49.00% | $1,490.00 |
| 5.00% | 12.25% | $1,122.50 |
| 0.00% | 0.00% | $1,000.00 |
| -10.00% | 0.00% | $1,000.00 |
| -20.00% | 0.00% | $1,000.00 |
| -30.00% | 0.00% | $1,000.00 |
| -50.00% | 0.00% | $1,000.00 |
| -50.01% | -50.01% | $499.90 |
| -60.00% | -60.00% | $400.00 |
| -80.00% | -80.00% | $200.00 |
| -100.00% | -100.00% | $0.00 |

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments

J.P.Morgan

# 5yr EFA/SX5E Uncapped Accelerated Barrier Note

## Selected Risks

- Your investment in the notes may result in a loss.
- Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market's view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
- If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
- No interest payments, dividend payments or voting rights.
- The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.
- As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
- The notes are subject to the risks associated with international stocks.
- You are exposed to the risk of decline in the level of each Index.

## Selected Risks (continued)

- The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
- You are exposed to the risks associated with international companies.
- The estimated value of the notes is determined by reference to an internal funding rate.
- The estimated value of the notes does not represent future values and may differ from others' estimates.
- The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
- Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
- Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" in the applicable term sheet for additional information.

## Disclaimer

SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com